Exhibit 10.1
ADMINISTRATIVE AGREEMENT
This Agreement dated of October 19, 2010, is made between GTSI Corp. (“GTSI”) and the United States Small Business Administration (“SBA”). As used herein, GTSI means GTSI Corp. and all its operating sectors, groups, divisions, units, and wholly-owned subsidiaries, including those acquired or established during the term of this Agreement.
Preamble
A. GTSI is a business incorporated in the State of Delaware with its principal executive offices located in Herndon, Virginia.
B. On October 1, 2010, SBA suspended GTSI, including all of its divisions or other organizational elements, from Federal Government contracting and from directly or indirectly receiving the benefits of federal assistance programs, pursuant to the authority and the procedures of the Federal Acquisition Regulation (FAR) Subpart 9.4. The basis for SBA’s suspension is set forth in SBA’s Notice of Suspension, which is incorporated by reference herein. SBA’s suspension is based on evidence, compiled in SBA’s Administrative Record, which SBA concluded was adequate to indicate a lack of business integrity or honesty in the award and performance of government contracts such that it seriously affects the present responsibility of GTSI to be a government contractor. GTSI contested the suspension. The Agency’s Office of Inspector General is conducting an ongoing investigation into the conduct and practices of GTSI.
C. On October 7, 2010, SBA requested additional information from GTSI. This letter is incorporated herein by reference. In response to SBA’s Notice of Suspension and the October 7, 2010 letter, GTSI provided the SBA with an interim response including (1) GTSI organizational documents and charts of personnel changes; (2) GTSI Executive Summary; (3) a summary curriculum vitae of a proposed internal monitor; and (4) a copy of the September 26, 2008 letter from DHS/CIS to the SBA. These documents were added to the Administrative Record. In addition, GTSI met with SBA officials on October 6, 8, and 14, 2010 to request modification of the suspension. GTSI made a number of representations and commitments to the SBA concerning GTSI’s present responsibility.
D. The actions and conduct that are the basis of the suspension took place while Scott W. Friedlander served as an Executive Vice President of GTSI. Mr. Friedlander is currently the President and Chief Executive Officer of GTSI. Said actions and conduct also took place while Charles E. De Leon served as Senior Vice President and General Counsel of GTSI, which position he continues to occupy. Said actions and conduct also took place while Tom Kennedy served as Vice President of Civilian Sales and General Manager, in which position he still serves; while Scott Schmader served as Senior Sales Manager, in which position he still serves; and while Patrick Berg served as Program Manager, in which position he remains. All of the foregoing are GTSI employees identified in the Administrative Record.

E. Jim Leto, former Chief Executive Officer, Joseph Ragan, former Chief Financial Officer, Bob Mitchell, former Chief Information Officer, Bill Weber, former Senior Vice President of Professional Services, and Todd Leto, former Senior Vice President of Sales are former GTSI employees identified in the Administrative Record. These individuals are no longer employed by GTSI and currently have no direct or indirect control over its business or operations.
F. GTSI has expressed interest in taking the actions necessary to demonstrate that, notwithstanding SBA’s conclusions and decisions based upon the Administrative Record, GTSI may be trusted to deal fairly and honestly with the Government, and that continuing the suspension of GTSI from future work with the Government is not necessary if the terms and conditions set forth herein are duly and forthrightly implemented. To this end, GTSI has agreed to take the actions specified herein to assure that GTSI possesses the high degree of business honesty and integrity required of a government contractor.
G. SBA has concluded that FAR 9.407 and the facts set forth in the Administrative Record provide an adequate basis for the October 1, 2010 suspension heretofore imposed upon GTSI by SBA. GTSI irrevocably waives and relinquishes any defense or objection to said suspension and shall not now or at any time hereafter contest or object to said suspension or its imposition by SBA. However, SBA has determined that, based upon information currently known to SBA, GTSI’s corrective actions and prospective cooperation and transparency reflected in the terms and conditions of this Agreement, if fully and timely implemented and performed by GTSI, provide adequate assurance that GTSI’s future dealings with the Government, if any, will be conducted responsibly during the term hereof and that continuing the suspension of GTSI is not necessary at this time to protect the Government’s interests pending completion of the pending SBA Office of Inspector General (“OIG”) investigation. GTSI agrees to, accepts, and shall not challenge this Agreement and the duties, responsibilities, commitments and other terms and conditions undertaken by it and otherwise reflected herein. GTSI does not concede or admit any violation of law or wrongdoing prior to the date hereof; but nothing herein shall limit the SBA’s or any other governmental entity’s power, authority or discretion to conclude otherwise based upon current facts alone or in combination with additional facts hereafter obtained. Nothing in this Agreement is intended to interfere with or prevent any pending or future investigation into GTSI or its conduct.

Terms and Conditions
1. TERM. The term of this Agreement shall commence on the date hereof and terminate on the earlier of: (a) the third anniversary of the date hereof; or (b) the 90th day after the SBA’s Office of Inspector General notifies the Agency that it has completed its investigation of GTSI; or (c) the notification date of any proposed debarment of GTSI by SBA.
2. LIFTING OF SUSPENSION. Contingent and conditioned upon the continuing, demonstrated truthfulness of GTSI’s representations and offers made herein, its ongoing, full, timely and complete compliance with this Agreement and all its obligations hereunder, and its ongoing demonstration of present responsibility to engage hereafter in all government contracting activities in accordance with applicable law, SBA lifts and terminates, as of the date hereof and subject to the terms and conditions herein, the suspension imposed on GTSI on October 1, 2010, and shall cause GTSI’s name to be removed from the Excluded Parties List.
3. OPERATIONS IN COMPLIANCE WITH APPLICABLE LAWS, RULES AND REGULATIONS. GTSI covenants and agrees that from and after the date hereof, all its governmental contracting business and operations, both with respect to existing contracts and opportunities and also with respect to all new contracts and opportunities solicited or entered into by it, shall be conducted in full compliance with all applicable laws, rules and regulations, and shall reflect present responsibility and integrity in all respects.
4. ONGOING INVESTIGATION. Nothing in this Agreement shall in any way affect, limit or waive, SBA’s, SBA’s OIG, or any other Government agency’s or instrumentality’s ongoing right and discretion to investigate any matter or to review any evidence relating to GTSI’s business, conduct, or operations, and to take any enforcement, regulatory or other legal action any of the foregoing deem appropriate based upon such investigation or review.
5. EMPLOYEES. The terms “employee” or “employees” as used in this Agreement include GTSI’s officers, permanent, temporary, and contract employees, full-time and part-time employees, consultants, and members of the Board of Directors.
6. RESIGNATIONS AND SUSPENSIONS. GTSI represents and agrees that within seven days from the date hereof:
a.	Mr. Friedlander shall resign as the President and CEO of GTSI, and also as a member of the Board of Directors (“Board”) of GTSI, and will no longer be employed by GTSI or involved in its supervision or oversight; and Mr. De Leon shall resign as the Senior Vice President and General Counsel of GTSI and also from any advisory or other position he may hold with respect to GTSI’s Board, and will no longer be employed by GTSI. Neither of the foregoing shall be rehired by GTSI during the term hereof. After resignation, neither Mr. Friedlander nor Mr. DeLeon shall have any actual, direct or indirect control over the Company, its business, operations, financial, legal or other affairs.

b.	GTSI shall suspend Tom Kennedy, Scott Schmader and Patrick Berg from their employment by GTSI. Such suspension shall remain in force and effect throughout the term hereof. During such suspension, none of the foregoing shall have any actual, direct or indirect control over the Company, its business, operations, financial, legal or other affairs.

c.	If and to the extent any shareholder vote should hereafter be sought or required in connection with this Agreement or the terms and conditions herein, GTSI represents and agrees that it shall procure from Friedlander, DeLeon, Kennedy, Schmader and Berg their irrevocable promises and proxy that any shares, options or other ownership interests in GTSI owned by any of them shall be voted in favor of affirming this Agreement and performing all of GTSI’s obligations hereunder throughout the term hereof.
7. DOCUMENTS. In a letter dated October 7, 2010, SBA requested certain information and documents from GTSI. GTSI agrees to provide all the information and documents requested by SBA.
a.	Within 15 days of the date hereof, GTSI shall provide all information and documents responsive to requests 1, 3, 4, 8, 16, 17, 18, 21, 22, 25, 27, 28, 29, 30, 31, 32. The response to the first sentence of request 17 shall be provided within 15 days of the date hereof. Any required production of electronic mail shall be made as part of the production required by 7(b).
b.	Within 60 days of the date hereof, GTSI shall provide all information and documents responsive to requests 2, 5, 6, 7, 9, 10, 11, 12, 13, 14, 15, 19, 20, 23, 24, 26. The response to the second sentence of request 17 shall be provided within 60 days of the date hereof.
c.	If GTSI seeks to assert any privilege (including attorney-client privilege or the attorney work-product doctrine) with respect to any document requested by SBA or the Monitor hereunder pursuant to paragraphs below, it shall do so only after good faith review and determination that such assertion is consistent with applicable law and with the faithful and full performance of its disclosure obligations and commitments hereunder. Any document so withheld must be reflected upon a comprehensive privilege log, provided within five days after such documents are withheld, setting forth the date and a description of the document and its subject matter, the identity of all senders and recipients (including whether a sender, recipient, cc or bcc), and the basis for the assertion of privilege.
d.	GTSI shall designate with an appropriate legend any produced document which in good faith it contends contains confidential or proprietary business or financial information.

8. LIMITATION ON NEW CONTRACTS AND TASK ORDERS. GTSI agrees that during the term hereof, it will not obtain or attempt to obtain any new federal governmental contracts, subcontracts or any business, which in any capacity, whether directly or indirectly is intended to benefit small business, including task orders and options on existing contracts. This includes but is not limited to contracts involving small business contractors, set asides, benefits, preferences or benefits in any of the following circumstances, which are illustrative only and are not intended to be an exhaustive list: contracts with the government in which a small business contractor is the prime contractor and GTSI is a subcontractor or vendor to such small business prime contractor, or is a subcontractor or vendor to a subcontractor of the small business prime contractor; contracts with the government in which GTSI is a party to a joint venture with a small business; contracts involving, arising out of or relating to any mentor/protégé relationship between GTSI and a small business. If GTSI has bid or desires to bid on any opportunity which there is any reason to believe could fall within conduct prohibited by this Agreement, GTSI will notify SBA of the intended activity or conduct prior to taking any actions. SBA will determine if any conduct or activities that GTSI intends to pursue fall within the prohibition above. GTSI agrees to accept SBA’s determination of whether the conduct is prohibited by this Agreement.
a.	Said Limitation on New Contracts And Task Orders shall apply in connection and with respect to all contracts for which a prime contractor or subcontractor has certified that it is an eligible small business under the provisions of 13 C.F.R Part 121, and also for all contracts for which the provisions of 13 C.F.R. § 125.6 apply. GTSI’s compliance with this limitation constitutes an element of GTSI’s present responsibility for Government contracting. Failure by GTSI to abide by the limitation set forth herein shall constitute a separate cause for suspension and/or debarment.
b.	The Limitation On New Contracts And Task Orders detailed above, including task orders and options on existing contracts, shall not include:
i.	Contracts awarded through a full and open competition, or task orders performed on such contracts, in which GTSI is or will be the prime contractor and did not or (with respect to new contracts or task orders) does not represent itself as a small business;
ii.	Contracts or new task orders under such contracts, awarded on a set-aside or reserved basis, or in which any preference was or is given to small business, provided that GTSI is the prime contractor and that GTSI meets the size standard for the NAICS code that is assigned to that contract or task order; provided, however, that prior to obtaining any new contracts or task orders (including with respect to existing contracts) GTSI complies with all notification and approval provisions in paragraph 7c, and provided further that all applicable laws and regulations were and are followed in obtaining and performing any existing contract, and all applicable laws and regulations are followed in attempting to obtain, obtaining, and performing any new contracts.

c.	For any procurement which falls under the exception detailed in paragraph b(ii) above, and for which GTSI will seek to certify that it is a small business pursuant to 13 C.F.R. Part 121, GTSI agrees to notify SBA and the Monitor at least ten business days prior to submitting an offer. This notification will include the name of the procuring Agency, the Solicitation Number, the North American Industry Classification System (NAICS) code assigned to the procurement and the date that offers are due. If prior to the date of this Agreement GTSI has already submitted any offers in connection with any government solicitations for which GTSI believes it is entitled to proceed under the exception in paragraph b(ii) above and for which GTSI has certified that it is a small business pursuant to 13 C.F.R. Part 121, GTSI will provide SBA with all the foregoing documents and items of information within five calendar days from the execution of the Agreement. With respect to all pending offers subject to this paragraph and also any future offers covered hereby which GTSI may propose to make during the term hereof, GTSI agrees that SBA shall be authorized to review the above-referenced offers and related documents and information. With respect to all existing, pending or future GTSI contracts or offers subject to this paragraph, SBA shall have the above-referenced right of review prior to GTSI submitting a further contract offer or task order offer or any other such offer, and also prior to any existing offer’s acceptance. After such review, SBA will determine whether GTSI is eligible to place an offer for the subject procurement. If SBA determines that GTSI is not eligible, GTSI agrees that it will accept SBA’s determination and will not submit an offer or will withdraw any pending offer. SBA will also review the NAICS code for the procurement at issue. SBA will determine whether the proper NAICS code is applied, or if the procurement is misclassified. GTSI agrees to accept SBA’s determination of whether the procurement at issue is misclassified with the incorrect NAICS code. If SBA determines that the procurement at issue is classified under an incorrect NAICS code, GTSI agrees that it will not submit an offer on that solicitation; and, if a pending offer has prior hereto been submitted on a pending solicitation, GTSI agrees that it will forthwith withdraw its offer upon such solicitation. If after notice and review SBA determines that an existing, pending or future contract vehicle subject to this paragraph and paragraph b(ii) complies in full with applicable law and is properly classified, then from that point forward GTSI may seek task orders pursuant to such contract vehicle without first giving notice of each such task order offer to SBA for approval under this paragraph. This paragraph and the requirements herein will not apply to options or task orders actually awarded prior to the date hereof.

9. MONITOR: GTSI agrees to retain an independent Monitor that shall monitor the compliance of GTSI with this Agreement throughout the term hereof.
a.	GTSI agrees that a Monitor acceptable to SBA, in its sole discretion, shall be retained by GTSI within 15 calendar days of the execution of the Agreement. GTSI may propose potential Monitors for SBA’s consideration. SBA may also identify a Monitor acceptable to it for this position. In either event GTSI shall retain the Monitor acceptable to SBA. GTSI shall be responsible for and shall promptly and fully pay all costs, fees, retainers or other reimbursements and compensation customarily charged by and payable to such Monitor. If and to the extent the Monitor requires, at his or her sole discretion as communicated in writing, staff assistance and/or legal counsel, the Monitor shall be authorized and empowered to retain such assistance and/or legal counsel. GTSI shall be responsible for and shall pay all reasonable costs, fees, retainers or other reimbursements and compensation payable to or on account of such staff or legal counsel for the Monitor. GTSI shall pay all such advance retainers, if any, required by the Monitor on account of his or her own customary fees or charges and that of his or staff or counsel. Any retainer agreement between GTSI and the Monitor must be submitted to and approved in advance by SBA; and the Agreement between GTSI and the Monitor shall incorporate this Agreement’s terms by reference and be consistent with all terms herein. SBA may require that the Monitor be replaced with a new Monitor, during the term hereof, should SBA in its discretion conclude such replacement is necessary to accomplish the purposes of this Agreement.
b.	Said Monitor shall report to and be responsible to the SBA, and shall be free to communicate with the SBA without interference by GTSI. SBA may communicate with the Monitor on a confidential basis and without disclosure to GTSI. The purpose of the Monitor is to inspect on an ongoing basis, and to report to the SBA regarding, GTSI’s ongoing compliance in all respects with this Agreement; its compliance with applicable laws, rules and regulations (both with respect to existing contracts still being performed and also with respect to any new contracts); and whether GTSI is seeking, entering into and performing government contracts responsibly and with integrity.
c.	The Monitor will report to SBA on GTSI’s compliance with this Agreement, with all applicable laws, rules and regulations in connection with its seeking, obtaining and performing government contracts, and with respect to GTSI’s present responsibility to obtain and perform government contracts. Such reports will be provided to SBA on a regular basis, no less than monthly. In addition, as and when requested by SBA, the Monitor shall meet with and report to SBA on such topics as may from time to time be identified by SBA in its discretion. Said reports shall be deemed confidential to SBA and shall not first be provided to GTSI for review or approval; and copies of all or part thereof, or content therein, or a letter based upon the Monitor’s findings, may be disclosed or provided by SBA to GTSI, in SBA’s sole discretion. Within ten days of receipt of any report or letter provided by SBA, GTSI shall provide its plan to implement, promptly and fully, all changes, actions or procedures recommended by the Monitor.
d.	The Monitor’s reports are for SBA’s assistance and monitoring purposes and shall be considered by SBA as part of the totality of the information available to it. Proof of GTSI’s ongoing compliance or non-compliance with this Agreement and all its obligations under law shall be determined based upon all relevant information, documents, communications, testimony and other evidence of such compliance or lack thereof. Neither the delivery nor review by SBA of any Monitor report shall waive, limit or in any way diminish SBA’s right to obtain, review, analyze or evaluate any underlying, actual evidence of GTSI’s compliance or non-compliance with this Agreement or applicable law.
e.	Said Monitor shall have unfettered, immediate and, if requested, real-time access to all Company documents, information and personnel, including without limitation all files, records, communications, IT and communications systems, email systems, electronic documents, and databases. The Monitor shall be empowered to provide no prior notice or only minimal prior notice if the Monitor determines, in his or her sole discretion, that the needs or exigencies of his or her monitoring require immediate access or communication. The Monitor shall, during the term hereof, be permitted to communicate with any employee, officer, manager, shareholder or director of GTSI pertaining to any matter pertaining to the present responsibility of GTSI. GTSI commits to cooperate in good faith with any such communications, and to provide, or to have provided, copies of any documents relating to any such communications within a reasonably prompt time. The Monitor shall retain all GTSI information and documents in the strictest confidence and shall disclose all such information solely to SBA or other governmental investigatory authorities, and shall not disclose such information or documents to third parties outside GTSI or use such information for any purpose not associated with his or her monitoring activities provided for herein.
f.	GTSI shall provide to the Monitor, at GTSI’s headquarters, on-site management-type office space, furniture, telephone, network access, equipment and supplies, along with adequate enclosed conference room space or access for the Monitor such that he or she can undertake confidential conferences with GTSI Employees.

g.	Failure to retain a Monitor within the time allotted, or to cooperate fully and promptly with the Monitor’s inquiries, document and information requests and other monitoring activities, will be considered a breach of this Agreement and will result in SBA reinstating the suspension of GTSI including all of its divisions or other organizational elements and, if appropriate, initiating debarment proceedings.
h.	GTSI hereby agrees that the Monitor shall be released from, held harmless from, and indemnified against any claims, demands, liabilities, obligations, damages, suits or costs of any sort whatsoever, whether to GTSI or to any third party, arising out of or relating in any way to the Monitor’s agreement, presence at GTSI or performance of his or her duties and obligations as set forth herein.
10. GTSI agrees to adopt, implement, and to maintain a self-governance program that includes a business ethics program that covers all employees. The business ethics program shall be maintained so as to ensure that GTSI and each of its employees maintains the business honesty and integrity required of a Government contractor and that GTSI operates in strict compliance with all applicable laws, regulations, and the terms of any contract.
a.	GTSI agrees that it will create a position and designate an employee as GTSI’s Ethics Officer within 15 business days of the execution of this Agreement. The Ethics Officer is responsible for managing all aspects of the GTSI business ethics program.
b.	GTSI agrees to adopt within fifteen business days of the execution of this Agreement a written Code of Business Ethics (“the Code” or the “Code of Business Ethics”) and will provide a copy to SBA for its review and approval. When approved by SBA, the Code shall be deemed incorporated by reference into this Agreement.
c.	GTSI will circulate the Code of Business Ethics to each employee of GTSI. GTSI agrees that after reading the Code, each current employee will be instructed to sign, in a register to be maintained by GTSI and open to inspection by SBA, that he or she has read and understood the Code. GTSI shall certify to SBA within thirty business days after the effective date of this Agreement that all employees have signed the register. Thereafter, at least once in each calendar year, each then-current employee shall repeat the procedure of reading the Code and signing the register. In addition, within 30 days of starting employment with GTSI, new employees shall attend a training program, not less than one hour in length administered by the Ethics Officer, during which the terms and conditions of the Code of Business Ethics will be reviewed, and thereafter each new employee shall be required to read the Code and sign the register stating that he or she has read and understood the Code.

d.	GTSI agrees to institute and shall maintain an information and education program designed to assure that all employees are aware of all applicable laws, regulations, and standards of business conduct that employees are expected to follow, including without limitation with respect to small business procurement, and the consequences both to the employee and to the company that will ensue from any violation of such measures. Training shall consist of compliance training for affected employees, plus at least one hour of live initial training in the GTSI business ethics program for every GTSI employee, plus, each year for each then-current employee, not less than one additional hour of live ethics training. A schedule and subject outline for the information and education program shall be provided to SBA within thirty days of the date of this Agreement and, when presented to SBA, shall be deemed incorporated by reference into this Agreement
e.	All written materials and training related to the business ethics program will be provided in English and in any other language necessary to ensure that each employee understands all elements of any written and oral presentation.
f.	GTSI agrees to post in prominent places accessible to each of its employees a notice giving the telephone numbers of GTSI’s Ethics Officer, and inviting confidential calls to report suspected instances of improper conduct, providing instructions that encourage employees to make such reports, noting that the caller may call a third-party 800 reporting number which will accept anonymous calls, and stating the company’s commitment to comply with all applicable laws and regulations in the conduct of its business. GTSI will provide a copy of this notice to SBA within thirty days, and when provided to SBA, shall be deemed incorporated by reference into this Agreement. All calls and information received by the Ethics Officer shall promptly be reported by said Officer to the Monitor, who shall promptly report such calls and information to SBA.
g.	Each employee of GTSI will be subject to an annual certification requirement to attest that he or she (a) has attended a live training session concerning the content and application of the company’s business ethics program; (b) understands that strict adherence to the law, the Code of Business Ethics, and the principles of the business ethics program is a condition of employment; and (c) understands that GTSI will take disciplinary action, including discharge, for any violation of law, the Code of Business Ethics, the principles of the business ethics program, or basic tenets of business honesty and integrity, or failure to take reasonable steps to prevent or detect improper conduct. The certificates shall be maintained and available for the SBA’s review and inspection during the life of this Agreement.

h.	The Board of Directors of GTSI shall be responsible for ensuring that the company establishes a business ethics program and that the Code of Business Ethics is maintained and updated as necessary, as well as providing for periodic audits of GTSI’s business practices, procedures, policies and internal controls for compliance with this Agreement, and the special requirements of Government contracting, including monitoring and auditing to detect criminal conduct, periodic evaluation of the effectiveness of the business ethics program and periodic assessment of the risk of criminal conduct, with appropriate steps to design, implement or modify the business ethics program as necessary to reduce the risk of criminal conduct as identified through this process. GTSI’s Ethics Officer shall report to the Board of Directors in person and in writing not less than quarterly concerning GTSI’s Ethics Program and compliance with this Agreement. The Board of Director’s shall take whatever actions are appropriate and necessary to ensure that GTSI conducts its activities in compliance with the requirements of the law and sound business ethics.
i.	At least once each calendar year, GTSI shall conduct an internal audit of GTSI’s business practices, procedures, policies, and internal controls for compliance with this Agreement, the Code of Business Ethics, and the special requirements of Government contracting, including monitoring and auditing to detect criminal conduct and other conduct violating Federal law or regulations, periodic evaluation of the effectiveness of the business ethics program and periodic assessment of the risk of criminal conduct, with appropriate steps to design, implement or modify the business ethics program as necessary to reduce the risk of criminal conduct as identified through this process. The results of the audits (which will be done independently of its Ethics Officer) shall be furnished to SBA and Monitor.
11. In addition to any other right SBA may have by statute, regulation, or contract, SBA or its duly authorized representative may examine GTSI’s books, records, and other company documents and supporting materials for the purpose of verifying and evaluating: (a) GTSI’s compliance with the terms of this Agreement; (b) GTSI’s business conduct in its dealings with all of its customers, including the Government; (c) GTSI’s compliance with Federal laws, regulations, and procurement policies and with accepted business practices; and (d) GTSI’s compliance with the requirements of Government contracts or subcontracts. The materials described above shall be made available by GTSI at all reasonable times for inspection, audit, or reproduction. Further, for purposes of this provision, SBA or its authorized representative may interview any GTSI employee at the employee’s place of business during normal business hours or at such other place and time as may be mutually agreed between the employee and SBA. Employees will be interviewed without a representative of GTSI being present. The employee may be represented personally by his own counsel if requested by the employee.

12. GTSI shall cooperate, to the extent requested by the Government, in any Government inquiry, investigation, or prosecution relating to its practices and conduct while performing a Government contract or subcontract. Such cooperation shall include, but not be limited to, taking all reasonable steps to make available for interviews any current and/or former GTSI officers, employees or consultants (including current and/or former officers, employees and consultants of GTSI subsidiaries), to encourage interviewees to participate fully in those interviews, and to provide documents. In addition, GTSI agrees to make its current and/or former executives, employees, and consultants (as appropriate) available to testify on behalf of the Government in any criminal or civil proceeding arising out of the investigation(s) described above. With respect to GTSI’s efforts regarding former officers and employees and its consultants (current or former), it is understood that these individuals may be represented personally by counsel and that GTSI does not have the ability to require particular behavior by its former officers, employees or any consultants. The obligation to cooperate under this Agreement is not limited by the term of this Agreement, but will continue until the Government determines it no longer needs such cooperation, or until GTSI and all of its subsidiaries are no longer involved in the Government contracting or subcontracting business, whichever comes first.
13. In addition to any disclosure to the agency Office of the Inspector General and the contracting officer required by FAR 3.1003(2) and, as applicable, the contract clause set out in FAR 52.203-13, GTSI shall report to SBA and the Monitor, within 15 days of discovery by management, any suspected breach of this Agreement or any misconduct that management has reasonable grounds to believe may constitute a violation of criminal or civil law. The breach or misconduct to be reported pursuant to this Agreement includes misconduct by any person, including, but not limited to, GTSI, GTSI’s subcontractors, GTSI’s prime contractors, suppliers, and employees, as defined herein, and Government employees, when related to the conduct of GTSI’s businesses, and shall include misconduct disclosed to GTSI from any source relating to GTSI’s business. In addition to its continuing obligation to notify SBA of all matters referenced hereinabove, GTSI will investigate (unless expressly directed by SBA or another governmental agency or investigative body not to do so) all reports of such misconduct that may come to its attention and will promptly notify SBA of the outcome of such investigations and any potential or actual impact on any aspect of GTSI’s Government business. GTSI will take corrective action, including prompt restitution of any harm to the Government. At the commencement of and no less than monthly during the course of such investigations, GTSI will include summary reports of the status of each such investigation to SBA.
14. GTSI represents to SBA that, to the best of GTSI’s knowledge, GTSI has disclosed in writing or in oral communications all criminal or civil investigations of GTSI or its affiliates by any Governmental entity. GTSI shall notify SBA and the Monitor within two working days of the time GTSI learns of: (a) the initiation of any additional criminal or civil investigation by any federal, state, or local government entity involving allegations of Foreign Corrupt Practices Act, false statements, false claims, corruption, conflict of interest or anti-trust violations or any other violations of criminal law, if GTSI has reason to believe that it is a target or subject of such investigation; (b) service of subpoenas by any such governmental entity (except solely to the extent such notification to SBA would be prohibited by law), if GTSI has reason to believe that it is a subject or target of the investigation; (c) service of search warrants and/or searches carried out in any GTSI facility; (d) initiation of legal action against GTSI, or any of its affiliates, employees, or agents by any entity alleging violations of the Foreign Corrupt Practices Act, false statements, false claims, corruption, conflict of interest, or anti-trust violations or any other violations of criminal law; or (e) criminal charges brought by any governmental entity against GTSI or any of its affiliates, employees, or agents, relating to the business of GTSI. GTSI shall include in its reporting information for GTSI itself, as well as for any subsidiary of GTSI that engages in Government contracting or subcontracting, as defined in FAR 9.403. GTSI shall provide to SBA as much information as necessary to allow SBA to determine the impact of the investigative or legal activity upon the present responsibility of GTSI for Government contracting. GTSI shall fully cooperate with any Government agencies responsible for audits, investigations, or corrective actions.

15. GTSI shall not knowingly employ, with or without pay, an individual who is under indictment, convicted, pleaded guilty to a crime, or listed by a Federal Agency as debarred, suspended, or otherwise ineligible for Federal programs. GTSI shall make reasonable inquiry into the status of any potential employee or consultant. Such reasonable inquiry shall include, at a minimum, review of the General Services Administration’s (“GSA”) List of Parties Excluded from Federal Procurement and Non-procurement Programs as maintained by GSA on the internet. The terms of this Agreement does not require GTSI to terminate the employment of individuals who are indicted or become suspended or are proposed for debarment during their employment with GTSI. GTSI, however, will remove such employees from responsibility for or involvement with GTSI’s business affairs until the resolution of such suspension or proposed debarment. In addition, if any employee of GTSI is charged with a criminal offense relating to business or otherwise relating to honesty and integrity, GTSI will remove that employee immediately from responsibility for or involvement with GTSI’s business affairs. GTSI shall notify SBA of each such personnel action taken, and the reasons therefore, within 15 days of the action.
16. Aside from GTSI’s corporate relationships that have been disclosed to SBA, GTSI shall not knowingly form a contract with, purchase from, or enter into any business relationship with any individual or business entity that is listed by a Federal Agency as debarred, suspended, or proposed for debarment. GTSI shall make reasonable inquiry into the status of any potential business partner, to include, at a minimum, review of the GSA’s List of Parties Excluded from Federal Procurement or Non-procurement Programs including the version of this list maintained by GSA on the internet. Notwithstanding any other provision of this Agreement, GTSI may enter into a business relationship with a suspended or debarred contractor, if the CEO first determines in writing that a compelling reason justifies the action and furnishes to SBA and the Monitor a copy of the determination not less than 10 days prior to GTSI entering into such a business relationship. GTSI shall not enter into a business relationship, or continue an existing business relationship, with a suspended or debarred entity if SBA objects after receiving such notice and reviewing the matter. In addition to the provisions of this Agreement, GTSI shall comply with the requirements of FAR 9.405-2(b) and provide to SBA a copy of the documents submitted to the contracting officer pursuant thereto.
17. GTSI agrees that all costs, as defined in FAR 31.205-47, incurred by, for, or on behalf of GTSI or any GTSI current or former officer, director, agent, employee, consultant, or affiliate shall be considered to be expressly unallowable costs, in accordance with the requirements of FAR 31.201-6, for Government contract accounting purposes. Unallowable costs include, but are not limited to, costs arising from, related to, or in connection with (a) the matters at issue here including the costs of the Monitor provided for herein, (b) the Government’s criminal and civil investigations regarding the matters at issue here, and (c) SBA’s independent review of GTSI’s present responsibility, including the costs of the company’s submissions, presentations, and appearances before SBA. GTSI’s costs of performing and administering the terms of this Agreement and any fines or penalties levied or to be levied in or arising out of the matter at issue here are agreed to be expressly unallowable costs. Also unallowable are GTSI’s costs of bringing

GTSI’s self governance, compliance, and/or ethics programs to a level acceptable to SBA. GTSI agrees to account separately for such costs. GTSI’s present and future costs of maintaining, operating, and improving GTSI’s corporate self governance/ compliance/ethics programs are allowable costs for purposes of this Agreement. GTSI recognizes that in order to comply with the terms of this Agreement, certain costs may need to be reclassified. As and when required, GTSI shall proceed immediately to identify and reclassify such costs and, within 90 days of the effective date of this Agreement, GTSI shall adjust any bid rate, billing rate, or unsettled final indirect cost rate pools to eliminate any costs made unallowable by this Agreement, and shall advise SBA, the cognizant administrative contracting officer, and the cognizant Government auditor of the amount and nature of the reclassified costs within 120 days of the date of this Agreement. SBA or a designated representative shall have the right to audit GTSI’s books and records to verify compliance with this Agreement. Such audit rights shall be in addition to any audit rights the Government may have under the terms of any contract with GTSI.
18. GTSI agrees that the resignation of any employee referenced herein was a voluntary action of the employee. GTSI agrees that the suspension of any employee by GTSI referenced herein was a voluntary action of GTSI. GTSI shall indemnify and hold the United States and all its agents and employees harmless, in their official and individual capacities, from any and all claims, demands, liabilities and damages which any employee or individual may have or may develop in the future arising from, related to, or in connection with, any resignation or suspension referenced herein.
19. GTSI’s compliance with the terms and conditions of this Agreement, and each of them, shall constitute an element of GTSI’s present responsibility for Government contracting. GTSI’s breach of or failure to meet any of its obligations pursuant to the terms and conditions of this Agreement constitutes a separate cause for suspension and/or debarment of GTSI. Notwithstanding the foregoing, and contingent and conditioned upon the continuing, demonstrated truthfulness of GTSI’s representations and offers made herein, its ongoing, full, timely and complete compliance with this Agreement and all its obligations hereunder, and its ongoing demonstration of present responsibility to engage hereafter in all government contracting activities in accordance with applicable law, SBA agrees that during the term hereof, it shall not re-impose a suspension upon GTSI based solely upon the existing evidence set forth in the Administrative record alone, without additional evidence and basis upon which to take such action (including for example any subsequent breach of this Agreement or violation of law), and considering the entire totality of the circumstances. By entering into this Agreement, SBA is not determining that GTSI is presently responsible for any specific Government contract.

20. GTSI will notify all GTSI employees of the fact and substance of this Agreement, the nature of the conduct leading to this Agreement, and the importance of each employee’s abiding by the terms of this Agreement and all requirements of law, regulations, and GTSI policies and procedures.
21. If during the term hereof GTSI (or a successor thereto) sells or in any way transfers the GTSI business or operations in an asset sale or other asset transaction, or by agreement or otherwise novates, conveys or transfers control over all or part of its business or operations (including the performance of its contract rights and obligations) to another entity or person, including a wholly owned subsidiary, parent or other affiliate of GTSI (or of any successor thereto), GTSI (or such successor) shall notify the SBA in advance and the successor to or transferee of such assets, contract rights and obligations, business or operations shall be bound by the terms and conditions of this Agreement in respect of said GTSI assets, contract rights, business or operations for the duration of the term hereof. If during the term hereof, GTSI (or a successor thereto) is a party to a merger or consolidation, the successor entity to such merger or consolidation, including GTSI, shall remain subject to the terms and conditions of this Agreement in respect of all GTSI assets, contracts, business or operations for the duration of the term hereof. No transfer of control or purchase or sale of GTSI’s shares or debt, either in the public market or otherwise, and no issuance or re-purchase of GTSI shares or debt, either by GTSI or any successor thereto, shall operate to terminate or vitiate the effectiveness of this Agreement, the terms, conditions and obligations of which shall continue to bind GTSI and its successors and assigns with respect to the company, its interests, assets, contracts, business and operations.
22. In the event that GTSI purchases or establishes new business units after the effective date of this Agreement, all provisions of this Agreement shall forthwith govern and apply to any such new business unit(s); provided that GTSI shall have 60 days within which to provide to the employees of such new unit all training and education required herein.
23. GTSI hereby waives all claims, demands, or requests for monies from the Government, of any kind or of whatever nature, that GTSI and its subsidiaries may have, up through and including the date hereof, related to, or in connection with, the October 1, 2010 suspension of GTSI, any investigation or administrative proceedings associated therewith, this Agreement, or the facts that gave rise to the foregoing. In addition, GTSI shall indemnify and hold the United States and all its agents and employees harmless, in their official and individual capacities, from any and all claims, demands, liabilities or damages, or request for any other relief in law or in equity in any other forum be it judicial or administrative in nature, whether existing prior to the date hereof or at any time in the future, which related or relates to, or arose or arises in connection with, the October 1, 2010 suspension of GTSI, any ongoing investigation or administrative or other proceedings associated therewith, this Agreement or its performance, or the facts that gave or give rise to the foregoing.

24. GTSI and its subsidiaries hereby release the United States, its instrumentalities, agents, and employees in their official and personal capacities, of any and all liability or claims, up through and including the date hereof, arising out of or related to the investigation, or civil settlement at issue here, or the suspension, proposed debarment, or debarment of GTSI or any of its subsidiaries or the discussions leading to this Agreement. In addition, GTSI shall indemnify and hold the United States, its instrumentalities, and all its agents and employees harmless, in their official and individual capacities, from any and all claims, demands, liabilities or damages, whether arising prior to the date hereof or at any time in the future, which related or relates to, or arose or arises in connection with, any past or ongoing investigation or administrative or judicial proceedings or other action whatsoever, or the civil settlement at issue here, or the past or any future suspension, proposed debarment, or debarment of GTSI or any of its subsidiaries, or the discussions leading to this Agreement.
25. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which taken together, shall constitute one and the same agreement.
26. GTSI represents that all written materials and other information supplied to SBA by its authorized representative during the course of discussions with SBA preceding this Agreement are true and accurate, to the best information and belief of the GTSI signatories to this Agreement. GTSI understands that this Agreement is executed on behalf of SBA in reliance upon the truth, accuracy, and completeness of all such representations.
27. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether oral or written, relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.
28. GTSI shall not use any term of this Agreement or the fact of the existence of this Agreement for any purpose related to the defense or litigation of, or in mitigation of any criminal, civil, or administrative investigation or proceeding.
29. Bankruptcy proceedings shall not affect the enforcement of this Agreement in the interests of the Government.
30. GTSI represents and agrees that the person signing on its behalf below is authorized to execute this Agreement and has the authority to bind GTSI to all terms and conditions herein.
31. The terms of this Agreement in no way restrict SBA’s ability, powers, rights and discretion to exercise any of its regulatory, enforcement or oversight functions with respect to any government contract or procurement matter whatsoever, including without limitation any such matter relating to GTSI and its subsidiaries. This includes any authority available to SBA pursuant to statute and regulations, and it includes but is not limited to the ability of SBA to file a size protest pursuant to 13 C.F.R. Part 121. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect other provisions of this Agreement.

32. Time is of the essence of this Agreement and with respect to the performance of, compliance with, and receipt of the benefit of, all rights, duties and obligations hereunder. If, pursuant to any request by GTSI, in any particular circumstance, SBA provides GTSI additional time to comply with any specific deadline hereunder, such decision by SBA shall not act as a waiver or modification of this provision; nor shall it diminish or limit the application of this provision or of any deadline herein or SBA’s right to timely performance, in any other circumstance or situation during the term hereof.
IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

UNITED STATES SMALL BUSINESS	GTSI CORP.
ADMINISTRATION

By:	By:

Print Name:	Print Name:

Title:	Title:

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